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EXHIBIT 11

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                    Computation of Basic Earnings Per Share
                    (In thousands, except per share amounts)



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                                                                         Three Months Ended
                                                                           March 31,
                                                                     1999              1998
                                                                 ------------    --------------
Weighted Average Common Shares:
     Average Common Shares Outstanding                                123,837           114,972
    Average Restricted Stock Units Outstanding                            158               116
                                                                 ------------     -------------

Weighted Average Common Shares Outstanding                            123,995           115,088
                                                                 ============     =============

Earnings:
     Net Income                                                     $ 121,650         $ 134,150
     Less:  Preferred Stock Dividend Requirement                        5,289             5,443
                                                                 ------------     -------------

Earnings Applicable to Common Shares                                $ 116,361         $ 128,707
                                                                 ============     =============


Basic Earnings Per Common Share                                   $      0.94      $       1.12
                                                                 ============     =============

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